Exhibit 20


Contact:

Jerry Tighe, Harvard Industries, 908-437-4100



                                                           FOR IMMEDIATE RELEASE

               Harvard Industries Announces Its Plan to Close Its
                        Pottstown Precision Casting Plant



October 31, 2000 Lebanon, NJ - Harvard Industries, Inc. (OTC Bulletin Board:
HAVA) Harvard Industries, Inc. will close its Pottstown, Pennsylvania die casting facility in 2001. The plant operates as Pottstown Precision Casting, a wholly owned subsidiary of Harvard.

Pottstown Precision worked diligently to restructure this business over the past three years. Despite the cooperation of its local union, the United Auto Workers, and substantial investments in management and the physical plant, the Company was unable to turn the operation into a financially viable entity. Increasing competition in the aluminum die casting arena prevented the operation from establishing a profitable business base.

The Company will enter into discussions shortly with its principal customers and with the United Auto Workers and local union representatives to negotiate the schedule and effects of the shut-down.

Statements herein regarding the Company's future performance, including the Company's ability to consummate transactions, constitute forward-looking statements within the meaning of Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. With respect to the Company's long-term business strategies, management has made certain assumptions regarding the Company's performance which may change or be affected by, among other things, customer demand for the Company's products, and adverse changes in general, market and industry conditions. In addition, there can be no assurance that the Company will be able to successfully identify, negotiate or complete any acquisitions or divestiture transaction, which the Company may be currently contemplating. Management believes that forward-looking statements are reasonable, however undo reliance should not be placed on such forward-looking statements, which are based on current expectations.